Exhibit 12.1
         Statement re Computation of Ratio of Earnings to Fixed Changes
















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Intervest Corporation of New York
Consolidated Income Statement Date
Ratio of Earnings of Fixed Charges


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                                     Three Months
                                     Ends March 31,                              Year Ended December 31,
                                   1999         1998          1998          1997           1996          1995           1994
                                   ----         ----          ----          ----           ----          ----           ----
                                     (unaudited)

Revenue
Interest income               $ 2,515,000   $ 2,783,000   $11,058,000   $10,088,000   $ 9,497,000   $ 7,984,000   $ 6,368,000
Other income                      155,000       136,000       744,000       428,000       372,000       332,000       283,000
Gaine on early repayment of
     discounted mortgages
     receivable                   275,000         7,000       291,000       215,000       282,000        82,000        17,000
                                  -------         -----       -------       -------       -------        ------
                                2,945,000    92,926,000    12,093,000    10,731,000    10,151,000     8,398,000     6,668,000
                                ---------    ----------    ----------    ----------    ----------     ---------     ---------
Expenses
Interest                        2,043,000     2,130,000     8,510,000     8,181,000     7,053,000     6,227,000     4,591,000
General and administrative        254,000       181,000       944,000       773,000       948,000       657,000       483,000
Amortization of deferred
     debenture                    227,000       224,000       891,000       958,000       869,000       748,000       655,000
                                  -------       -------       -------       -------       -------       -------       -------
offering costs                  2,524,000     2,535,000    10,345,000     9,912,000     8,870,000     7,632,000     5,729,000
                                ---------     ---------    ----------     ---------     ---------     ---------     ---------

Income Before Income Taxes        421,000       391,000     1,748,000       819,000     1,281,000       766,000       939,000
Provision for Income Taxes        193,000       180,000       801,000       373,000       584,000       324,000       403,000
                                  -------       -------       -------       -------       -------       -------       -------
Net income                    $   228,000   $   211,000   $   947,000   $   446,000   $   697,000   $   442,000   $   536,000
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------

Ratio of Earnings to
     Fixed Charges(1)                 1.2           1.2           1.2           1.1           1.2           1.1           1.2

(1) The actual ratio of earnings to fixed charges has been computed by dividing earnings (before state and federal taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.

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